Exhibit 4.4

CONFIRMATION NOTICE AND ELECTION FORM

[Date]

[Name and Address of Subscriber]

RE:          Your subscription(s) for capital units of Ethanol Grain Processors, LLC

Dear [Name of Subscriber]:

We hereby notify you that because you subscribed to purchase units of Ethanol Grain Processors, LLC prior to receiving the enclosed revised prospectus dated                    , 2006 (amending and superseding the prior prospectus dated June 15, 2006), you have the right to withdraw your subscription(s) and receive a refund of your investment, together with any related interest earned.

Before deciding whether to confirm or withdraw your subscription(s), you should read the entire revised prospectus, and the documents it refers to, carefully in order to fully understand our business, the offering and the units we are offering.  Please indicate below how you wish to proceed (check either “A” or “B” below):

☐	A.

The undersigned, having received and carefully reviewed the revised prospectus (including the amended Articles of Organization and Operating Agreement attached thereto), hereby elects to confirm its subscription(s), and to have all prior subscription payments and promissory notes continue to be applied in the manner described in the revised prospectus.

☐	B.

The undersigned hereby elects to withdraw its subscription(s). Please return all subscription payments and promissory notes to the undersigned at the address set forth in the subscription agreement(s) (or provide a substitute address here:                                                                                    ).

If this form is not completed and received by us by [the date 20 days after the date of this notice], your subscription(s) will automatically be cancelled.  In order to register your election, you must return this completed form to us at the following address: Ethanol Grain Processors, LLC, Attn: Chief Executive Officer, P.O. Box 95, Obion , TN  38240 or fax number: (731) 536-1287. If you submit this form by fax, we ask that you follow up by proceeding to send us the original signed form. If you have any questions regarding this process, please contact James K. Patterson, our Chief Executive Officer, at the above address or fax number or by phone at (731) 536-1286.

If you elect to confirm your subscription, your election to confirm is irrevocable.  If you have not submitted full payment, you will remain bound to deliver the remaining 90% of the total purchase price upon 30-day written notice.  Failure to do so may result in the forfeiture of your 10% deposit. We reserve the right to reject any subscription, in whole or in part, for any reason. If you elect to confirm your subscription(s), we will return your investment only if we reject your subscription(s) or we cannot satisfy the conditions to breaking escrow.

Individuals:	Entities:

Signature of Investor	Name of Entity

Print Name	Authorized Signature

Signature of Joint Investor	Print Name

Print Name	Its:

Date:	Date: